UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 28, 2019

Park National Corporation
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street, P.O. Box 3500, Newark, Ohio	43058-3500
(Address of principal executive offices)	(Zip Code)

(740) 349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition.

On January 28, 2019, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three and twelve months ended December 31, 2018. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Park's management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate Park's performance. Specifically, management reviews return on average tangible equity, return on average tangible assets, tangible equity to tangible assets and tangible book value per share. Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, annualized return on average tangible assets, tangible equity to tangible assets and tangible book value per share for the three months ended and at December 31, 2018, September 30, 2018 and December 31, 2017 and the twelve months ended December 31, 2018 and December 31, 2017. For purposes of calculating the annualized return on average tangible equity, a non-GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangibles during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangibles during the applicable period. For the purpose of calculating tangible equity to tangible assets, a non-GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangibles, in each case at period end. Tangible assets equals total assets less goodwill and other intangibles, in each case at period end. For the purpose of calculating tangible book value per share, a non-GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. Management believes that the disclosure of return on average tangible equity, return on average tangible assets, tangible equity to tangible assets and tangible book value per share presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity to average shareholders' equity, average tangible assets to average assets, tangible equity to total shareholders' equity and tangible assets to total assets solely for the purpose of complying with SEC Regulation G and not as an indication that return on average tangible equity, return on average tangible assets, tangible equity to tangible assets and tangible book value per share are substitutes for return on average equity, return on average assets, total shareholders' equity to total assets and book value per share, respectively, as determined in accordance with GAAP.

Item 5.02 -- Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In the Financial Results News Release, Park addressed future changes intended to be made with respect to Park’s executive officers. The portions of the Financial Results News Release which address these intended future changes are incorporated herein by this reference.
On January 28, 2019, the Board of Directors of Park (the “Park Board”) considered changes in the executive leadership of Park intended to be made in the second quarter of 2019. The Park Board proposes to take action at the meeting of the Park Board to be held on April 22, 2019 (the “April 2019 Park Board Meeting”), immediately following the 2019 Annual Meeting of Shareholders, to implement changes to Park’s executive officers. At the April 2019 Park Board Meeting, the Park Board intends to: (i) increase the number of directors of Park from 13 to 14, with the additional director to serve in the class of directors whose terms will expire in 2020; (ii) elect Matthew R. Miller (“Mr. M.R. Miller”) to fill the vacancy in the Park Board, and in the class of directors whose terms will expire in 2020, created by such increase, with such election to be effective as of May 1, 2019; and (iii) elect Mr. M.R. Miller as President of Park, with such election to also be effective as of May 1, 2019. In addition, the Board of Directors (the “PNB Board”) of The Park National Bank, Park’s national bank subsidiary (“PNB”), intends to elect Mr. M.R. Miller as President of PNB as well as a director of PNB at the meeting of the PNB Board to be held on April 22, 2019 (the “PNB Board April 2019 Meeting”), with such elections to also be effective as of May 1, 2019.
Mr. M.R. Miller, who is 40, has served as Executive Vice President of each of Park and PNB since April 2017. Prior thereto, Mr. M.R. Miller served as Chief Accounting Officer and principal accounting officer of Park and Chief Accounting Officer of PNB from December 2012 to March 2017; as a Vice President of PNB from April 2009 to March 2017; and as Vice President of Accounting of PNB from April 2009 to December 2012. Mr. M.R. Miller does not have any family relationship with any member of the Park Board or any of Park’s executive officers.
Mr. M.R. Miller and members of his immediate family are customers of and have had banking relationships with PNB in the ordinary course of business and in compliance with applicable federal and state laws and regulations. It is expected that similar banking relationships will occur in the future. Mr. M.R. Miller’s brother, Mark H. Miller (“Mr. M.H. Miller”), is a salaried employee of PNB serving in a non-executive officer position. Mr. M.H. Miller’s compensation is established by PNB in accordance with PNB’s compensation practices applicable to employees with comparable qualifications and responsibilities and holding similar positions and without the involvement of Mr. M.R. Miller.
At the April 2019 Park Board Meeting, the Park Board intends to elect David L. Trautman (“Mr. Trautman”) as Chairman of the Board of Park, effective as of May 1, 2019. In addition, the PNB Board intends to elect Mr. Trautman as Chairman of the Board of PNB at the PNB Board April 2019 Meeting. Mr. Trautman would continue to serve as Chief Executive Officer and a director of each of Park and PNB.
Mr. Trautman, who is 57, has served as Chief Executive Officer of each of Park and PNB since January 2014 and as President of each of Park and PNB since January 2005. Mr. Trautman also served as Secretary of Park from July 2002 to December 2013. Prior to his current positions, Mr. Trautman served in executive positions with PNB and the First-Knox National Bank Division of PNB for over ten years. Mr. Trautman does not have any family relationship with any member of the Park Board or any of Park’s executive officers. Mr. Trautman and members of his immediate family are customers of and have had banking relationships with PNB in the ordinary course of business and in compliance with applicable federal and state laws and regulations. It is expected that similar banking relationships will occur in the future.
As a result of the actions intended to be taken by the Park Board and the PNB Board at their respective meetings in April 2019, C. Daniel DeLawder (“Mr. DeLawder”) would cease to serve as Chairman of the Board of each of Park and PNB, effective May 1, 2019. Mr. DeLawder would continue to serve as a director of each of Park and PNB and as Chairman of the Executive Committee of each of the Park Board and the PNB Board. Mr. DeLawder would also continue employment with PNB in a reduced capacity.

Item 7.01 - Regulation FD Disclosure

Financial Results by Segment

The table below reflects the net income (loss) by segment for each quarter of 2018 and for the fiscal years ended December 31, 2018, 2017 and 2016. Park's segments include The Park National Bank ("PNB"), Guardian Financial Services Company ("GFSC"), SE Property Holdings, LLC ("SEPH") and all other which primarily consists of Park as the "Parent Company."

Net income (loss) by segment
(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
PNB	$26,074	$27,856	$28,797	$26,745	$109,472	$87,315	$84,451
GFSC	(85)	254	295	57	521	260	(307)
Parent Company	(1,316)	(3,059)	(973)	1,465	(3,883)	(2,457)	(4,557)
Ongoing operations	$24,673	$25,051	$28,119	$28,267	$106,110	$85,118	$79,587
SEPH	1,588	(289)	122	2,856	4,277	(876)	6,548
Total Park	$26,261	$24,762	$28,241	$31,123	$110,387	$84,242	$86,135

The category “Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with the disposition of SEPH's nonperforming assets. Management considers the “Ongoing operations” results, which exclude the results of SEPH, to reflect the business of Park and Park's subsidiaries going forward. The discussion below provides additional information regarding the segments that make up the “Ongoing operations”, followed by additional information regarding SEPH.

During the first quarter of 2018, Park adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  This ASU requires that an employer report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period.  The other components of net benefit cost are required to be presented in the income statement separately from the service cost.  This ASU is required to be applied retrospectively to all periods presented.  As a result of the adoption of this ASU, all prior periods have been recast to separately record the service cost component and other components of net benefit cost.  For Park, this resulted in an increase in other income and an offsetting increase in other expense with no change to net income.

During the first quarter of 2018, Park adopted ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. Changes reflected in the current U.S. GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. As a result of the adoption of this ASU, Park recorded an increase of $1.9 million to beginning retained earnings and a $995,000 increase to beginning accumulated other comprehensive loss.

On July 1, 2018, NewDominion Bank, a North Carolina state-chartered bank (“NewDominion”), merged with and into PNB, with PNB continuing as the surviving entity pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2018, by and among Park, PNB, and NewDominion.  On the acquisition date, NewDominion had $328 million in total assets, $278 million in total loans, and $284 million in total deposits. The acquisition was valued at $79.2 million and resulted in Park issuing 435,457 Park common shares and paying $30.7 million in cash as merger consideration in exchange for the NewDominion common stock. For the twelve months ended December 31, 2018, Park recorded merger-related expenses of $4.6 million associated with the NewDominion acquisition.

The Park National Bank (PNB)

The table below reflects PNB's net income for each quarter of 2018 and for the fiscal years ended December 31, 2018, 2017 and 2016.

(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
Net interest income	$68,228	$66,195	$62,683	$61,441	$258,547	$235,243	$227,576
Provision for (recovery of) loan losses	3,078	2,935	1,623	(67)	7,569	9,898	2,611
Other income	24,437	22,559	22,070	19,915	88,981	82,742	79,959
Other expense	57,691	51,982	48,169	49,001	206,843	185,891	182,718
Income before income taxes	$31,896	$33,837	$34,961	$32,422	$133,116	$122,196	$122,206
Income tax expense	5,822	5,981	6,164	5,677	23,644	34,881	37,755
Net income	$26,074	$27,856	$28,797	$26,745	$109,472	$87,315	$84,451

Net interest income of $258.5 million for the fiscal year ended December 31, 2018 represented a $23.3 million, or 9.9%, increase compared to $235.2 million for the fiscal year ended December 31, 2017. The increase was the result of a $24.8 million increase in interest income, partially offset by a $1.5 million increase in interest expense.
The $24.8 million increase in interest income was due to a $22.7 million increase in interest income on loans, along with a $2.1 million increase in interest income on investments. The increase in interest income on loans was partially the result of a $148.4 million increase in average loans from $5.29 billion for the fiscal year ended December 31, 2017, to $5.44 billion for the fiscal year ended December 31, 2018. Additionally, the yield on loans increased by 28 basis points to 4.85% for the fiscal year ended December 31, 2018, compared to 4.57% for the fiscal year ended December 31, 2017. Included in interest income for the fiscal years ended December 31, 2018 and 2017 was $817,000 and $233,000, respectively, in interest income, related to PNB participations in legacy Vision Bank ("Vision") assets. Interest income was also impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $8.1 million to interest income at PNB during the fiscal year ended December 31, 2018.
The $1.5 million increase in interest expense was due to a $13.1 million increase in interest expense on deposits, partially offset by an $11.6 million decrease in interest expense on borrowings. The increase in interest expense on deposits was partially the result of a $125.9 million, or 2.9%, increase in average interest-bearing deposits from $4.34 billion for the fiscal year ended December 31, 2017, to $4.47 billion for the fiscal year ended December 31, 2018. Additionally, the cost of deposits increased by 28 basis points from 0.44% for the fiscal year ended December 31, 2017 to 0.72% for the fiscal year ended December 31, 2018. The decrease in interest expense on borrowings was the result of a decrease in long-term debt. During the fourth quarter of 2017, Park utilized excess cash to repay $350 million of long-term debt which matured during November 2017. The effective interest rate on the repaid long-term debt had been 3.22%. Interest expense was also impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $674,000 to interest expense at PNB during 2018.
The provision for loan losses of $7.6 million for the fiscal year ended December 31, 2018 represented a decrease of $2.3 million, compared to $9.9 million for the fiscal year ended December 31, 2017. Refer to the “Credit Metrics and Provision for (Recovery of) Loan Losses” section for additional details regarding the level of the provision for (recovery of) loan losses recognized in each period presented above.
Other income of $89.0 million for the fiscal year ended December 31, 2018 represented an increase of $6.2 million, or 7.5%, compared to $82.7 million for the fiscal year ended December 31, 2017. The $6.2 million increase was primarily related to a $2.6 million increase in fiduciary income, a $1.5 million increase in check card fee income, a $1.2 million increase in net gains on sale of OREO, a $993,000 increase in other components of net periodic benefit income, a $833,000 increase in other income on repossessed assets, a $714,000 increase in gains on sale of repossessed assets, net, a $661,000 increase in gain on sale of certain non-performing commercial loans, a $591,000 increase in equity investment income which is included in miscellaneous income, a $462,000 increase in bank owned life insurance income, primarily from the change in death benefits paid on policies during 2018 and 2017, and a $367,000 increase in gains on sale of assets, net, offset by a $2.3 million net loss on sales of securities during the fiscal year ended December 31, 2018, and a $1.2 million decrease in service charges on deposit accounts. Other income was impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $429,000 to other income at PNB during 2018.
Other expense of $206.8 million for the fiscal year ended December 31, 2018 represented an increase of $20.9 million, or 11.3%, compared to $185.9 million for the fiscal year ended December 31, 2017. The $20.9 million increase was primarily related to a $7.0 million increase in salaries expense, a $5.2 million increase in employee benefits expense, a $1.7 million increase in professional fees and services expense, a $1.1 million increase in data processing expense, a $1.0 million increase in occupancy expense, a $937,000 increase in non-loan related losses which are included in miscellaneous expense, a $799,000 increase in furniture and equipment expense, a $762,000 increase in state tax expense, a $732,000 increase in marketing expense, a $578,000 increase in core deposit intangible amortization expense, and a $497,000 increase in contribution expense which is included in miscellaneous expense, offset by a $1.0 million decrease in other insurance. Other expense was also impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $5.8 million to other expense at PNB during 2018.

Income tax expense of $23.6 million for the fiscal year ended December 31, 2018 represented a decrease of $11.3 million compared to $34.9 million for the fiscal year ended December 31, 2017.  The decrease in income tax expense was largely due to a decrease in the corporate federal income tax rate from 35% to 21%, effective January 1, 2018.

PNB's results for the fiscal years ended December 31, 2018, 2017 and 2016 included income and expense related to participations in legacy Vision assets. The impact of these participations on particular items within PNB's income and expense for these fiscal periods is detailed in the table below:

	2018			2017			2016
(In thousands)	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted
Net interest income	$258,547	$817	$257,730	$235,243	$233	$235,010	$227,576	$801	$226,775
Provision for (recovery of) loan losses	7,569	(19)	7,588	9,898	(5)	9,903	2,611	(3,118)	5,729
Other income	88,981	1,460	87,521	82,742	244	82,498	79,959	194	79,765
Other expense	206,843	199	206,644	185,891	492	185,399	182,718	662	182,056
Income (loss) before income taxes	$133,116	$2,097	$131,019	$122,196	$(10)	$122,206	$122,206	$3,451	$118,755
Federal income tax expense (benefit)	23,644	372	23,272	34,881	(3)	34,884	37,755	1,066	36,689
Net income (loss)	$109,472	$1,725	$107,747	$87,315	$(7)	$87,322	$84,451	$2,385	$82,066
(1) Adjustments consist of the impact on the particular items reported in PNB's income statement of PNB participations in legacy Vision assets.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the fiscal years ended December 31, 2018 and 2017.

(In thousands)	December 31, 2018	December 31, 2017	% change from 12/31/17
Loans	$5,671,173	$5,339,255	6.22%
Allowance for loan losses	49,067	47,607	3.07%
Net loans	5,622,106	5,291,648	6.24%
Investment securities	1,407,326	1,507,926	(6.67)%
Total assets	7,753,848	7,467,851	3.83%
Total deposits	6,334,796	5,896,676	7.43%
Average assets (1)	7,573,713	7,664,725	(1.19)%
Efficiency ratio	59.03%	57.56%	2.55%
Return on average assets	1.45%	1.14%	27.19%
(1) Average assets for the fiscal years ended December 31, 2018 and 2017.

Loans outstanding at December 31, 2018 were $5.67 billion, compared to $5.34 billion at December 31, 2017, an increase of $331.9 million, or 6.2%. The loan growth for 2018 resulted from increases in commercial loan balances of $241.4 million (8.9%), residential loan balances of $42.1 million (3.6%), consumer loan balances of $34.9 million (2.8%) and home equity line of credit balances of $12.5 million (6.2%). Loans outstanding at December 31, 2018 were $5.67 billion, compared to $5.61 billion at September 30, 2018, an increase of $65.2 million, or 1.2% (4.6% annualized).

Excluding loans outstanding at NewDominion, loans outstanding at December 31, 2018 were $5.39 billion, compared to $5.34 billion at December 31, 2017, an increase of $54.6 million, or 1.0%. The loan growth for 2018, excluding NewDominion, resulted from an increase in commercial loan balances of $54.6 million (2.0%) and consumer loan growth of $34.4 million (2.8%), offset by declines in home equity line of credit balances of $21.4 million (10.5%) and residential loan balances of $13.9 million (1.2%).

PNB's allowance for loan losses increased by $1.5 million, or 3.1%, to $49.1 million at December 31, 2018, compared to $47.6 million at December 31, 2017. Net charge-offs were $6.1 million, or 0.11% of total average loans, for the fiscal year ended December 31, 2018 and were $11.1 million, or 0.21% of total average loans, for the fiscal year ended December 31, 2017. Refer to the “Credit Metrics and Provision for (Recovery of) Loan Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) loan losses recognized in each period presented.

Total deposits at December 31, 2018 were $6.33 billion, compared to $5.90 billion at December 31, 2017, an increase of $438.1 million, or 7.4%. The deposit growth for the fiscal year ended December 31, 2018 consisted of savings deposits growth of $157.5 million (8.4%), transaction account growth of $104.6 million (8.3%), non-interest bearing deposits growth of $166.3 million (9.7%) and time deposits growth of $9.7 million (0.9%).

Excluding deposits at NewDominion, total deposits at December 31, 2018 were $6.09 billion, compared to $5.90 billion at December 31, 2017, an increase of $188.4 million, or 3.2%. The deposit growth for the fiscal year ended December 31, 2018, excluding NewDominion, consisted of savings deposits growth of $155.3 million (8.2%) and non-interest bearing deposits growth of $85.9 million (5.0%), offset by a reduction in time deposits of $48.9 million (4.7%) and a reduction in transaction accounts of $3.9 million (0.3%).

Guardian Financial Services Company (GFSC)

The table below reflects GFSC's net (loss) income for each quarter of 2018 and for the fiscal years ended December 31, 2018, 2017 and 2016.

(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
Net interest income	$1,230	$1,252	$1,261	$1,305	$5,048	$5,839	$5,874
Provision for loan losses	555	183	87	503	1,328	1,917	1,887
Other income	52	63	42	30	187	103	57
Other expense	833	810	842	760	3,245	3,099	4,515
(Loss) income before income taxes	$(106)	$322	$374	$72	$662	$926	$(471)
Income tax (benefit) expense	(21)	68	79	15	141	666	(164)
Net (loss) income	$(85)	$254	$295	$57	$521	$260	$(307)

The table below provides certain balance sheet information and financial ratios for GFSC as of or for the fiscal years ended December 31, 2018 and 2017.

(In thousands)	December 31, 2018	December 31, 2017	% change from 12/31/17
Loans	$32,664	$33,385	(2.16)%
Allowance for loan losses	2,445	2,382	2.64%
Net loans	30,219	31,003	(2.53)%
Total assets	31,388	32,077	(2.15)%
Average assets (1)	29,741	33,509	(11.24)%
Return on average assets	1.75%	0.78%	124.36%
(1) Average assets for the fiscal years ended December 31, 2018 and 2017.

Park Parent Company

The table below reflects the Park Parent Company net (loss) income for each quarter of 2018 and for the fiscal years ended December 31, 2018, 2017 and 2016.

(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
Net interest income (expense)	$173	$110	$182	$227	$692	$588	$(138)
Provision for loan losses	—	—	—	—	—	—	—
Other income	62	1,541	1,059	3,371	6,033	3,065	955
Other expense	3,469	5,961	2,666	2,522	14,618	8,805	9,731
Net (loss) income before income tax benefit	$(3,234)	$(4,310)	$(1,425)	$1,076	$(7,893)	$(5,152)	$(8,914)
Income tax benefit	(1,918)	(1,251)	(452)	(389)	(4,010)	(2,695)	(4,357)
Net (loss) income	$(1,316)	$(3,059)	$(973)	$1,465	$(3,883)	$(2,457)	$(4,557)

The net interest income (expense) for Park's parent company included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals. For the fiscal year ended December 31, 2016, the net interest income (expense) included interest income on loans to SEPH (paid off on December 14, 2016). Additionally, net interest income (expense) for the fiscal years ended December 31, 2017 and 2016, included interest expense related to the $30.00 million of 7% Subordinated Notes due April 20, 2022 issued by Park to accredited investors on April 20, 2012, which Park prepaid in full (principal plus accrued interest) on April 24, 2017.

Other income of $6.0 million for the fiscal year ended December 31, 2018 represented an increase of $2.9 million compared to $3.1 million for the fiscal year ended December 31, 2017. The $2.9 million increase was largely due to a $1.5 million increase in income related to certain equity securities and a $1.5 million increase in bank owned life insurance income, primarily from death benefits paid on policies during 2018.

Other expense of $14.6 million for the fiscal year ended December, 2018 represented an increase of $5.8 million, or 66.0%, compared to $8.8 million for the fiscal year ended December 31, 2017. The $5.8 million increase was primarily related to an increase of $3.2 million in salaries expense, which included $1.6 million of one-time expenses related to the acquisition of NewDominion Bank, and an increase of $3.1 million in professional fees and services, which included $3.1 million in one-time expenses related to the acquisition of NewDominion Bank and the pending acquisition of CAB Financial Corporation, offset by a $594,000 decrease in state tax expense.

SEPH

The table below reflects SEPH's net income (loss) for each quarter of 2018 and for the fiscal years ended December 31, 2018, 2017 and 2016. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale of the Vision business on February 16, 2012. Prior to holding the remaining Vision assets, SEPH held OREO assets that were transferred from Vision to SEPH. This segment represents a run-off portfolio of the legacy Vision assets.

(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
Net interest (expense) income	$(1)	$119	$616	$1,877	$2,611	$2,089	$4,774
Recovery of loan losses	(274)	(178)	(324)	(176)	(952)	(3,258)	(9,599)
Other income (loss)	2,341	(99)	71	3,587	5,900	519	3,068
Other expense	604	563	857	2,025	4,049	5,367	7,367
Income (loss) before income taxes	$2,010	$(365)	$154	$3,615	$5,414	$499	$10,074
Income tax expense (benefit)	422	(76)	32	759	1,137	1,375	3,526
Net income (loss)	$1,588	$(289)	$122	$2,856	$4,277	$(876)	$6,548

Net interest income increased to $2.6 million for the fiscal year ended December 31, 2018 from $2.1 million for the fiscal year ended December 31, 2017. The increase was the result of an increase in interest payments received from SEPH impaired loan relationships.

For the fiscal year ended December 31, 2018, SEPH had net recoveries of loan losses of $952,000, compared to net recoveries of loan losses of $3.3 million for the fiscal year ended December 31, 2017.

The $5.4 million increase in other income for the fiscal year ended December 31, 2018, compared to the fiscal year ended December 31, 2017, was primarily the result of a $2.8 million increase in gains on sale of OREO, net, a $2.2 million gain on sale of loans and a $853,000 increase in loan fee income as a result of payments received from SEPH impaired loan relationships, offset by a $247,000 decrease in income related to OREO properties and a $219,000 increase in OREO devaluations.

The $1.3 million decrease in other expense for the fiscal year ended December 31, 2018, compared to the fiscal year ended December 31, 2017, was the result of a $1.3 million decrease in legal fees and a $476,000 decrease in supplemental retirement plan expense which is included in miscellaneous expense, which was offset by a $651,000 increase in management and consulting fees resulting from the collection of payments on certain SEPH impaired loan relationships during 2018.

Legacy Vision assets at SEPH totaled $3.2 million as of December 31, 2018, compared to $18.8 million at December 31, 2017. In addition to these SEPH assets, PNB participations in legacy Vision assets totaled $2.5 million at December 31, 2018, compared to $9.0 million at December 31, 2017.

Park National Corporation

The table below reflects Park's consolidated net income for the each quarter of 2018 and for the fiscal years ended December 31, 2018, 2017 and 2016.

(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
Net interest income	$69,630	$67,676	$64,742	$64,850	$266,898	$243,759	$238,086
Provision for (recovery of) loan losses	3,359	2,940	1,386	260	7,945	8,557	(5,101)
Other income	26,892	24,064	23,242	26,903	101,101	86,429	84,039
Other expense	62,597	59,316	52,534	54,308	228,755	203,162	204,331
Income before income taxes	$30,566	$29,484	$34,064	$37,185	$131,299	$118,469	$122,895
Income tax expense	4,305	4,722	5,823	6,062	20,912	34,227	36,760
Net income	$26,261	$24,762	$28,241	$31,123	$110,387	$84,242	$86,135

Other expense at Park for the twelve months ended December 31, 2018 includes $4.6 million associated with the NewDominion acquisition and $589,000 associated with the pending acquisition of CAB Financial Corporation.

Credit Metrics and Provision for (Recovery of) Loan Losses

On a consolidated basis, Park reported a provision for loan losses for the fiscal year ended December 31, 2018 of $7.9 million, compared to $8.6 million for the fiscal year ended December 31, 2017. The table below shows a breakdown of the provision for (recovery of) loan losses by reportable segment.

(In thousands)	Q4 2018	Q3 2018	Q2 2018	Q1 2018	2018	2017	2016
PNB	$3,078	$2,935	$1,623	$(67)	$7,569	$9,898	$2,611
GFSC	555	183	87	503	1,328	1,917	1,887
Park Parent	—	—	—	—	—	—	—
Total Ongoing Operations	$3,633	$3,118	$1,710	$436	$8,897	$11,815	$4,498
SEPH	(274)	(178)	(324)	(176)	(952)	(3,258)	(9,599)
Total Park	$3,359	$2,940	$1,386	$260	$7,945	$8,557	$(5,101)

PNB had net charge-offs of $6.1 million, GFSC had net charge-offs of $1.3 million, and SEPH had net recoveries of $952,000 for the fiscal year ended December 31, 2018, resulting in net charge-offs of $6.4 million for Park, on a consolidated basis.

The table below provides additional information related to specific reserves and general reserves for Park's ongoing operations as of December 31, 2018, December 31, 2017, and December 31, 2016.

(In thousands)	12/31/2018	12/31/2017	12/31/2016
Total allowance for loan losses	$51,512	$49,988	$50,624
Specific reserve	2,273	684	548
General reserve	$49,239	$49,304	$50,076

Total loans	$5,690,497	$5,361,593	$5,259,503
Impaired commercial loans	46,500	46,242	58,676
Total loans less impaired commercial loans	$5,643,997	$5,315,351	$5,200,827

General reserve as a % of total loans less impaired commercial loans	0.87%	0.93%	0.96%
Note: The table above includes only those loans at PNB and GFSC, as these are the entities that have an allowance for loan loss balance. The table in the "Asset Quality Information" section of the financial information included with the Financial Results News Release, includes all Park loans (including those at SEPH) and thus shows slightly different information.

The allowance for loan losses of $51.5 million at December 31, 2018 represented a $1.5 million, or 3.0%, increase compared to $50.0 million at December 31, 2017. This increase was the result of a $1.6 million increase in specific reserves, which was partially offset by a $65,000 decrease in general reserves. As of December 31, 2018, no allowance had been established for acquired loans. Excluding acquired loans, the general reserve as a percentage of total loans less impaired commercial loans was 0.91%.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected timeframe; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery on the economy and our counterparties, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' ability to meet credit and other obligations and the possible impairment of collectability of loans; changes in interest rates and prices may adversely impact prepayment penalty income, mortgage banking income, the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand; changes in consumer spending, borrowing and saving habits, whether due to the tax reform legislation, changing business and economic conditions, legislative and regulatory initiatives, or other factors; changes in unemployment; changes in customers', suppliers', and other counterparties' performance and creditworthiness; the adequacy of our risk management program in the event of changes in the market, economic, operational, asset/liability repricing, liquidity, credit and interest rate risks associated with Park's business; disruption in the liquidity and other functioning of U.S. financial markets; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified banking professionals; customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the Dodd-Frank Act's provisions, and the Basel III regulatory capital reforms; the effects of easing restrictions on participants in the financial services industry; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; changes in law and policy accompanying the current presidential administration, including the Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio; the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands; operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks; the existence or exacerbation of general geopolitical instability and uncertainty; the effect of trade policies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations), monetary and other fiscal policies (including the impact of money supply and interest rate policies to the Federal Reserve Board) and other governmental policies of the U.S. federal government; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government - backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union; our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; fraud, scams and schemes of third parties; the impact of widespread natural and other disasters, pandemics, dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically; the effect of healthcare laws in the U.S. and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; Park's ability to integrate recent acquisitions (including NewDominion Bank) as well as any future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; the ability to complete the proposed merger of Park and CAB Financial Corporation ("CAB") on the proposed terms and within the expected time frame; the risk that the businesses of Park and CAB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the proposed merger of Park and CAB may not be fully realized or realized within the expected time frame; revenues following the proposed merger of Park and CAB may be lower than expected; customer and employee relationships and business operations may be disrupted by the proposed merger of Park and CAB; Park issued equity securities in the acquisition of NewDominion Bank and may issue equity securities in connection with future acquisitions, including the proposed merger of Park and CAB, if consummated, which could cause ownership and economic dilution to Park's current shareholders; the discontinuation of LIBOR and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on January 28, 2019, the Park Board declared a $1.01 per common share quarterly cash dividend in respect of Park's common shares and a $0.20 per common share special cash dividend in respect of Park's common shares. The dividends are payable on March 8, 2019 to common shareholders of record as of the close of business on February 15, 2019. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the cash dividends by the Park Board is incorporated by reference herein.

Stock Repurchase Authorization

As reported in the Financial Results News Release, on January 28, 2019,  the Park Board authorized Park to repurchase, from time to time following receipt of any required approval from the Federal Reserve, up to 500,000 Park common shares in addition to the 500,000 Park common shares which had been authorized for repurchase by the Park Board on January 23, 2017 and currently remain available for repurchase.  The authorizations result in an aggregate of up to 1,000,000 Park common shares being available for repurchase under the stock repurchase authorizations in the future. All repurchases will be made upon such terms and conditions and at such times and in such amounts as any one or more of the authorized officers of Park deem to be appropriate, subject to market conditions, regulatory requirements, any limitations under the contractual obligations of Park or Park’s subsidiaries and other factors, and in the best interest of Park and Park's shareholders.Any Park common shares repurchased under the authorizations will be held as treasury shares. Repurchases may be made through NYSE American, in the over-the-counter market or in privately negotiated transactions, in each case in compliance with the Ohio General Corporation Law, applicable federal and state securities laws (including, without limitation and as applicable, Rule 10b‑5, Rule 10b‑18 and Regulation M, each promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), the rules applicable to issuers having securities listed on NYSE American, regulations promulgated by the Federal Reserve Board and all other applicable laws and regulations,; and subject to all applicable limitations under the contractual obligations of Park or any of Park’s subsidiaries, each as in effect at the time of each such repurchase.All repurchases will be made upon such terms and conditions and at such times and in such amounts as any one or more of the authorized officers of Park deem to be appropriate, subject to market conditions, regulatory requirements and other factors, andin the best interest of Park and Park's shareholders. The portion of the Financial Results New Release which addresses the authorization of 500,000 additional Park common shares for repurchase is incorporated herein by this reference.  The authorizations discussed above will be distinct from authorizations by the Park Board to repurchase Park common shares for purposes of funding the Park National Corporation 2017 Long-Term Incentive Plan for Employees and the Park National Corporation 2017 Long-Term Incentive Plan for Directors, which were described in “Item 8.01. Other Events” of the Current Report on Form 8-K filed by Park on April 26, 2017.

The Park Board also authorized Park to enter into a trading plan under Rule 10b5-1 under the Exchange Act, in accordance with the requirements of that Rule and other applicable regulatory requirements and upon such terms and conditions as the authorized officers of Park deem to be appropriate and in the best interests of Park and Park’s shareholders, which would permit Park common shares to be repurchased when Park might otherwise be precluded from doing so because of self-imposed trading blackout periods or other regulatory restrictions.

Item 9.01 - Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits. The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1News Release issued by Park National Corporation on January 28, 2019 addressing financial results for the three and twelve months ended December 31, 2018.

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signature page follows.]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: January 28, 2019	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer